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Exhibit 1 Certificate of Amendment

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                               JUNUM INCORPORATED
                         ADOPTED PURSUANT TO SECTION 242
                                     OF THE
                        DELAWARE GENERAL CORPORATION LAW

JUNUM INCORPORATED. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Company, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Company:

         NOW THEREFORE, BE IT HEREBY RESOLVED, that Article FIRST of the Certificate of Incorporation be, and hereby is, amended and restated to read as follows:

     "FIRST:      The name of the Corporation is WinWin Gaming, Inc."

         RESOLVED FURTHER, there are currently 500,000 shares of common stock authorized.

         RESOLVED FURTHER, that the Board of Directors and majority shareholders hereby authorize a 1 for 20 reverse stock split of the Common Stock of the Company issued and outstanding as of December 31, 2002, to be effective after the close of business on December 31, 2002. Fractional interests shall be rounded up to the nearest whole share. The authorized capital stock of the Company shall be increased to 50 Million shares of Common Stock, and the par value shall remain unchanged at $0.01.

         SECOND: That in lieu of a meeting and vote of stockholders, a majority of the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

The number of shares of the Company outstanding and entitled to vote on an amendment to the Articles of Incorporation is 492,230; that the said changes and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


                                               /s/ Larry Reed
                                               Larry Reed, Secretary